Exhibit 99.7

AMENDED AND RESTATED

JOINT BIDDING AND COST SHARING AGREEMENT

by and among

DIGITALBRIDGE INVESTMENTS, LLC

DB BANDIT HOLDINGS, LP,

CRESTVIEW W1 HOLDINGS, L.P.,

CRESTVIEW W1 TE HOLDINGS, LLC,

CRESTVIEW W1 CO-INVESTORS, LLC,

CRESTVIEW ADVISORS, L.L.C.,

CRESTVIEW PARTNERS III GP, L.P.

BANDIT PARENT, LP

AND, SOLELY FOR PURPOSES OF SECTION 21,
DIGITALBRIDGE PARTNERS III, LP,

Dated as of August 11, 2025

AMENDED AND RESTATED

JOINT BIDDING AND COST SHARING AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of August 11, 2025, is made by and among DigitalBridge Investments, LLC (“DBI”), DB Bandit Holdings, LP (“DB Holdings” and, together with DBI, “DB”), Crestview Partners III GP, L.P., Crestview W1 Holdings, L.P., Crestview W1 TE Holdings, LLC, Crestview W1 Co-Investors, LLC and Crestview Advisors, L.L.C. (collectively, “Crestview”), Bandit Parent, LP  (“Parent” and, together with DB and Crestview, the “Parties” and each, a “Party”) and, solely for purposes of Section 21, DigitalBridge Partners III, LP (“DBP III”). Each of DB and Crestview is referred to herein as an “Investor”, and together as the “Investors” or the “Consortium”.

RECITALS:

A.	To govern their relationship with respect to one or more potential joint bids (collectively, the “Joint Bid”) with respect to a potential transaction involving WideOpenWest, Inc., a Delaware corporation (the “Target”), DBI and Crestview entered into the Joint Bidding and Cost Sharing Agreement, dated as of May 2, 2024 (the “Existing Agreement”).

B.	Crestview and DBI or their Affiliates mutually determined to submit and submitted a Joint Bid on May 2, 2024, which such Joint Bid was accepted.

C.	In connection with the Joint Bid, DB or its Affiliates formed (i) Parent, (ii) Bandit Merger Sub, Inc., a Delaware corporation and an indirect, wholly owned Subsidiary of Parent (“Merger Sub”), and (iii) Bandit Parent GP, LLC, the general partner of Parent (the “General Partner”).

D.	Concurrently with the execution and delivery of this Agreement, the Target, Parent and Merger Sub are entering into an Agreement and Plan of Merger (as the same may be amended, restated or supplemented from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Target, with the Target surviving such merger (the “Merger”).

E.	Concurrently with the execution and delivery of this Agreement, Parent, Crestview and each of the Rolling Stockholders (as defined in the Voting, Support and Support Agreement) party thereto, are entering into a Voting, Support and Rollover Agreement (as the same may be amended, restated or supplemented from time to time in accordance with its terms, the “Voting, Support and Rollover Agreement”), providing for, among other things, (i) (A) the contribution of the Rollover Shares (as defined in the Voting, Support and Rollover Agreement) held by the individual rolling stockholders party to the Voting, Support and Rollover Agreement (each an “Individual Rolling Stockholder” and collectively, the “Individual Rolling Stockholders”) to Crestview in exchange for the Crestview Shares (as defined in the Voting, Support and Rollover Agreement), (B) the contribution of the Rollover Shares held by such Rolling Stockholder to Merger Sub in exchange for the HoldCo Shares (as defined in the Voting, Support and Rollover Agreement) and (C) the contribution of the HoldCo Shares held by such Rolling Stockholder to Parent in exchange for the issuance by Parent to such Rolling Stockholder of Parent Units (as defined in the Voting, Support and Rollover Agreement) and (ii) certain voting and support obligations of the Rolling Stockholders (the transactions contemplated by the Voting, Support and Rollover Agreement and the Merger Agreement, including the Merger, collectively, the “Transactions”).

F.	Concurrently with the execution and delivery of this Agreement, DBP III and the Company are entering into a Limited Guarantee (as the same may be amended, restated or supplemented from time to time in accordance with its terms, the “Guarantee”), providing for, among other things DBP III’s unconditional and irrevocable guarantee to pay the Guaranteed Obligations (as defined therein).

G.	Concurrently with the execution and delivery of this Agreement, Crestview and Parent are entering into a Limited Guarantee (as the same may be amended, restated or supplemented from time to time in accordance with its terms, the “Crestview Guarantee”), providing for, among other things Crestview’s unconditional and irrevocable guarantee to pay any amounts owed by it pursuant to Section 6(f)(i).

H.	In connection with the Transactions, DB and Crestview desire to enter into, or cause their Affiliates holding equity interests in Parent to enter into, the Term Sheet Effecting Documents (as defined below) and other customary ancillary agreements with respect to the Transactions.

I.	Crestview and DB desire to amend and restate the Existing Agreement in its entirety to agree to certain terms and conditions that will govern the actions of Parent and the relationship between the Investors with respect to Merger Agreement, Voting, Support and Rollover Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is acknowledged), the Parties agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, except as otherwise expressly provided or otherwise defined elsewhere in this Agreement, the capitalized terms in this Agreement shall have the meanings assigned to them in this Section as follows. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Merger Agreement.

(a)	“Affiliate” of a Person means any Person that, directly or indirectly, through one or more intermediaries, Controls (as defined below), is Controlled by, or is under common Control with, the first Person; provided, that (i) neither Parent nor any subsidiary of Parent shall be considered an Affiliate of any Party, and vice versa, (ii) no Party shall be considered an Affiliate of any other Party solely as a result of such Parties being party to this Agreement or any other Definitive Transaction Document; (iii) no portfolio companies of funds managed by DigitalBridge Investment Management, LLC, DigitalBridge Group, Inc. or their Affiliates will be deemed to be Affiliates of DB for purposes of this Agreement; and (iv) no portfolio companies of funds managed by Crestview Advisors, L.L.C. or their Affiliates will be deemed to be Affiliates of Crestview for purposes of this Agreement.

(b)	“Approved Third Parties” means (i) those Persons set forth on Exhibit A hereto who are acting on behalf of the Consortium or Parent (as updated in accordance with clause (ii)), and (ii) any other financing sources or third party advisors of the Consortium or Parent (including accountants, consultants and legal counsel) that are mutually approved by the Investors.

(c)	“Approved Third Party Costs” means (i) the reasonable and documented out-of-pocket fees and expenses of any Approved Third Parties in connection with the Joint Bid or the Transactions for the benefit of the Consortium generally (as distinct from any Party individually), and (ii) any premium, cost and expense related to any representations and warranties insurance obtained by or on behalf of Parent or its Affiliates covering the representations and warranties of the Target under the Merger Agreement, in each case, as agreed in, or contemplated by, the Transaction budget set forth on Exhibit B (the “Transaction Budget”).

(d)	“Business Day” means a day, other than Saturday or Sunday, on which commercial banks in New York, New York are open for business.

(e)	“Closing” has the meaning defined in the Merger Agreement.

(f)	“Commitment” means, (i) with respect to DB, its equity funding commitment pursuant to the Commitment Letter and (ii) with respect to Crestview, its commitment to contribute the Rollover Shares to Parent pursuant to the Voting, Support and Rollover Agreement.

(g)	“Commitment Letter” has the meaning defined in the Merger Agreement.

(h)	“Company” has the meaning defined in the Merger Agreement.

(i)	“Confidential Information” means (i) the fact that this Agreement has been entered into and the terms and conditions set forth herein, (ii) the Joint Bid, (iii) the Term Sheet and any Term Sheet Effecting Document, (iv) any discussions that have been, are being or may be, conducted with Target and its Representatives with respect to the Transactions and the terms and conditions of the Transactions and any Definitive Transaction Documentation and (v) any information exchanged by or on behalf of (or derived from) the Parties and/or their Affiliates in connection with the Joint Bid or the Transactions; provided, that “Confidential Information” shall not include information that is or becomes available to the public generally, other than as a result of disclosure by a Party or its directors, officers, employees, Affiliates or other Representatives in breach of the terms of this Agreement.

(j)	“Control” of a Person means the right to:

(i)	elect or appoint a majority of the members of the board of directors (or persons performing a similar function) of such Person;

(ii)	the ability to otherwise exercise a majority of the voting rights in respect of the outstanding voting capital stock of such Person; or

(iii)	the ability to otherwise control (on a several but not joint basis) the management of such Person whether by virtue of the terms of its constitutional documents, contractual rights or otherwise.

(k)	“DBP Documentation” means the Commitment Letter and the Guarantee.

(l)	“Definitive Transaction Documents” means any final Joint Bid, offer, sale and purchase and/or equity investment, governance or financing documentation (including the Merger Agreement, the Commitment Letter, the Guarantee, the Crestview Guarantee and the Term Sheet Effecting Documents) to implement the Transactions that are binding on Parent or the Consortium, as applicable, including any agreements between or among the Parties (including this Agreement and the Voting, Support and Rollover Agreement).

(m)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(n)	“Funding Agreement” means, (i) with respect to DB, the Commitment Letter and (ii) with respect to Crestview, the Voting, Support and Rollover Agreement.

(o)	“Indemnifiable Losses” means all losses, liabilities, damages, costs, expenses, penalties, fines and taxes incurred or suffered due to, the other Investor being a Failing Investor or Terminated Investor (including any Reverse Termination Indemnifiable Losses); provided, that in no event shall Indemnifiable Losses include consequential, special, lost profits or punitive damages except to the extent awarded to any third party.

(p)	“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization (whether or not a legal entity), including a government or political subdivision or an agency or instrumentality thereof.

(q)	“Proportionate Share” means, with respect to each Investor, such Investor’s proportionate share as set forth next to its name on Schedule I.

(r)	“Representatives” means, with respect to a Person, the directors, officers, partners, employees, Affiliates, advisors, agents, consultants, attorneys, accountants, investment bankers or other representatives of such Person or its Affiliates.

(s)	“Reverse Termination Indemnifiable Losses” means all amounts payable by any Investor or its Affiliates (including Parent and Merger Sub) to the Target or its Affiliates in respect of any Reverse Termination Payment which such amounts should be borne directly or indirectly by the other Investor pursuant to Section 6(f)(i).

2.	[RESERVED]

3.	SHARING OF INFORMATION

Subject to any fiduciary or similar duties, or the terms of any confidentiality, non-disclosure or similar agreement, obligation or undertaking, to which such Investor (or its Affiliates or its or their Representatives) is subject, each Investor agrees to consult with each other and keep the other Investors reasonably informed with respect to any information with respect to the Target, the Transactions or a Joint Bid of which it is or becomes aware that is material in the context of a Joint Bid and the Transactions and the due diligence being conducted in connection therewith. Notwithstanding the foregoing, no Investor is required to make available to the other Investors any of their internal board meeting or investment committee materials or analyses or any information which it considers being commercially sensitive information. The Investors agree and confirm that Investor’s Representatives who are directors of the Target or its subsidiaries shall not be obligated to provide any information in breach of any of their respective obligations or fiduciary duties to the Target. The Investors also acknowledge and agree that the Transactions may be considered a “going-private” transaction under Rule 13e-3 under the Exchange Act (“Rule 13e-3”) and agree to provide all information reasonably necessary to satisfy the applicable disclosure requirements under Rule 13e-3.

4.	BID CONDUCT

(a)	Subject to Sections 4(b), Section 4(c) and Section 6, each Investor agrees to work together with the other Investor, in good faith, in connection with the Transactions, including in connection with:

(i)	negotiations with the Target or any of its Representatives;

(ii)	developing and implementing the structure of the Transactions (including with respect to changes to the structure of the Transactions as may be necessary or advisable to satisfy any applicable legal or regulatory requirements, or as may be necessary or advisable to achieve tax or other efficiencies, for the Parties), and any steps required to be implemented prior to Closing (including as may be necessary or advisable to execute the transfer of shares of common stock in the Target held by Crestview to Merger Sub in exchange for HoldCo Shares, as described in step three on page nine of PwC’s Project Bandit Structure Report, dated as of June 3, 2025); and

(iii)	agreeing to a budget for the Transactions and the engagement, scope (including the costs, fees and expenses) and ongoing instructions to professional advisers in relation to the Transactions (it being understood and agreed that the Approved Third Parties have been engaged on behalf of the Consortium or its members).

(b)	Notwithstanding anything the contrary, all final decisions and determinations with respect to the Transactions (including the waiver of such terms and conditions, negotiating positions, strategy and other actions in connection therewith) shall be made on behalf of the Consortium and Parent jointly by mutual agreement of the Parties, including any amendment, modification, supplement or waiver of any provision of any Definitive Transaction Document; provided, that DB shall be allowed to, in its sole discretion and without the consent of Crestview, take any and all actions, and make any and all determinations, in respect of or relating to (i) any amendment or modification of the DBP Documentation or (ii) the waiver of any condition under the DBP Documentation, in each case, solely to the extent such amendment, modification or waiver does not adversely affect Crestview and would not reasonably be expected to prevent or materially delay the Closing.

(c)	In no event shall any Investor, and each Investor shall cause its Affiliates not to (and shall use reasonable best efforts to cause its or their respective Representatives not to), have any substantive discussions (including negotiations) with the Target or its Representatives related to the Transactions, other than as authorized by the other Investor.

(d)	The Parties anticipate that (i) the Target’s existing credit facilities will remain in place as of, and immediately following, the Closing; and (ii) subject to Section 6, the merger consideration payable under the Joint Bid and the Transactions will be funded through (x) a rollover of 100% of the shares of common stock in the Target held by Crestview and its Affiliates (representing approximately 37% of the Target’s pro forma outstanding shares of common stock), (y) contributions of equity capital by DB or its Affiliates directly or indirectly into Parent and (z) potentially, incremental debt and equity financing post-Closing.

(e)	The arrangements contemplated in this Agreement shall terminate (other than the provisions that survive expressly by their terms) automatically only upon the occurrence of the earlier of any of the following circumstances (each, a “Termination Date”):

(i)	the Parties mutually agreeing in writing to terminate this Agreement;

(ii)	the occurrence of the Closing; provided, that if the Term Sheet Effecting Documents have not yet been entered into by Closing in accordance with

Section 6(c) (and the obligations thereunder have not become null and void due to an Investor becoming a Failing Investor or Terminated Investor pursuant to the terms of this Agreement) this Agreement shall survive until such Term Sheet Effecting Documents are entered into in compliance with this Agreement; or

(iii)	the termination of the Merger Agreement in accordance with its terms.

(f)	Notwithstanding anything in Section 4(d) to the contrary, (i) any liability for failure to comply with the terms of this Agreement prior to such termination pursuant to Section 4(d) shall survive such termination and (ii) each of Sections 1, 4(d), 6(b), 6(c), 6(d), 6(f), 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 shall survive such termination.

5.	Exclusivity

(a)	Subject to Section 5(b) of this Agreement, each Investor acknowledges, understands, covenants and agrees that it shall not, and shall cause its Affiliates and its and their respective Representatives (acting on its or their respective behalf) not to, during the term of this Agreement, to directly or indirectly, do any of the following other than through the Consortium:

(i)	negotiate, recommend, discuss or enter into any transaction, agreement, arrangement or understanding, including any letter of intent, term sheet, support agreement or other similar document, relating to the direct or indirect investment, purchase, sale, merger, reorganization, restructuring, combination, or other similar transaction involving the Target, any interest in any of its capital stock or any material portion of its direct or indirect assets (including direct or indirect equity ownership in subsidiaries) or liabilities (a “Competing Transaction”);

(ii)	knowingly facilitate, encourage, solicit or initiate or in any way engage in any discussion, negotiation or submission of a proposal, inquiry, offer or indication of interest in respect of a Competing Transaction;

(iii)	furnish or cause to be furnished any information concerning this Agreement, the Joint Bid, the Transactions, the Consortium or Parent, or the business, operations, strategies, properties, liabilities or assets of an Investor or its subsidiaries or affiliates, in each case in connection with a Competing Transaction; or

(iv)	otherwise cooperate in any way with, make any public statement regarding, or knowingly assist or participate in, knowingly facilitate or encourage, any effort or attempt to do or seek any of the foregoing.

(b)	An Investor’s exclusivity and other obligations under Section 5(a) may be waived solely by consent of the other Investor.

(c)	Notwithstanding anything to the contrary in Section 5(a), nothing in this Agreement shall in any manner limit or restrain any Representative of Crestview on the Target’s board of directors (the “Target Board”) (solely in their capacity as a member of the Target Board, and not in their capacity as Representative of a shareholder) from taking such actions in order to comply with his or her respective fiduciary duties under Delaware law.

6.	AGREEMENTS AMONG THE PARTIES

(a)	Authority of Parent. Except to the extent expressly prohibited or expressly required under this Agreement, the Merger Agreement, the Commitment Letter, the Guarantee, the Crestview Guarantee or the Voting, Support and Rollover Agreement, Parent may, upon unanimous approval in writing by the Investors, take any action, or refrain from taking any action, and Parent shall (and shall cause Merger Sub to) take only those actions (including actions with respect to the Definitive Transaction Documents) as approved unanimously in writing by the Investors; provided, that DB shall be allowed to, in its sole discretion and without the consent of Crestview, take any and all actions, and make any and all determinations, in respect of or relating to (i) any amendment or modification of the DBP Documentation or (ii) the waiver of any condition under the DBP Documentation, in each case, solely to the extent such amendment, modification or waiver does not adversely affect Crestview and would not reasonably be expected to prevent or materially delay the Closing.

(b)	Actions under the Merger Agreement.

(i)	Subject to the other applicable terms of this Agreement, the Investors shall cooperate with each other in good faith in connection with the Transactions and keep each other reasonably informed of all material developments relating thereto.

(ii)	Without limiting the generality of Section 6(a), but subject to Section 6(e), the unanimous written approval of the Investors shall be required to cause Parent or Merger Sub to take any action, or refrain from taking any action with respect to the Definitive Transaction Documents (other than the DBP Documentation in accordance with this Agreement) and the transactions contemplated thereby, including in order for Parent to comply with its obligations, satisfy the conditions to the obligation of the other parties thereto to consummate the Transactions, or exercise its rights or remedies under the Merger Agreement, including (in each case, even if adverse or materially adverse to Parent or the Investors) determining that the conditions to closing specified in Article 6 of the Merger Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any provisions, agreements, obligations or conditions (including any Closing Condition) contained in the Merger Agreement, amending or modifying the Merger Agreement, determining to proceed to the Closing or terminating the Merger Agreement; provided, that, if Parent becomes entitled to terminate the Merger Agreement pursuant to Section 7.1(a), 7.1(b), 7.1(c), 7.1(d), 7.1(f) or 7.1(g)(ii) of the Merger Agreement, either Investor (in such capacity, the “Terminating Investor”) shall have the unilateral right to cause Parent to terminate the Merger Agreement in accordance with the terms thereof, following at least thirty (30) days’ advance written notice (which may be via email) to the other Investor and such other Investor’s failure before the expiration of such thirty (30) day period to have (A) irrevocably elected in written notice (a “Continuation Notice”) to the Terminating Investor to continue to pursue the Transactions pursuant to the Merger Agreement unilaterally and without the participation of the Terminating Investor and (B) assumed, pursuant to documentation in form and substance satisfactory to the Terminating Investor in its sole discretion, all of the obligations of the Terminating Investor and its Affiliates under the Transaction Documents.

(c)	Term Sheets Effecting Documents. DB and Crestview hereby agree, and shall cause their respective Affiliates to, as applicable, implement the governance structure of, and other terms related to the investment in, Parent and the General Partner effective as of the Closing Date, substantially on the terms set forth in the governance term sheet dated the date hereof as agreed among the Parties (the “Term Sheet”). As soon as practicable after the execution and delivery of this Agreement, DB and Crestview shall negotiate in good faith and use their respective reasonable best efforts to prepare and finalize any and all documents necessary or required to incorporate and give effect to the structure, terms and conditions set forth in the Term Sheet, including amendments and restatements to the organizational or governing documents of Parent and the General Partner (collectively, the “Term Sheet Effecting Documents”). Each of DB and Crestview shall use its respective reasonable best efforts to finalize the Term Sheet Effecting Documents prior to the Closing. Promptly following the finalization of the Term Sheet Effecting Documents, each of DB and Crestview shall, and shall cause their respective Affiliates to, as applicable, execute and deliver its respective counterpart signatures to the Term Sheet Effecting Documents to which it is contemplated to be party, each of which shall be effective on, and conditioned to, the Closing. If, as of the Closing, DB and Crestview have failed to finalize all of the Term Sheet Effecting Documents, then (i) at the Closing, (A) DB and Crestview shall, and shall cause their respective Affiliates, as applicable, to execute and deliver to Parent a counterpart to the Agreement of Limited Partnership of Parent, dated as of August 7, 2025 (the “Existing LPA”) and (B) DB and Crestview shall, and shall cause their respective Affiliates to, as applicable, execute and deliver to Parent a counterpart to the Limited Liability Company Agreement of the General Partner, dated as of August 7, 2025 (the “Existing GP LLCA”), pursuant to which each of DB and Crestview (or their Affiliates, as applicable) agree to be bound by the Existing LPA as a limited partner and each of DB and Crestview (or their Affiliates) agree to be bound by the Existing GP LLCA as a member, and (ii) until such time that DB and Crestview are able to finalize the Term Sheet Effecting Documents, (A) each of DB and Crestview shall have the obligation to continue to cooperate with each other in all reasonable respects and negotiate in good faith and use its reasonable best efforts to prepare, finalize and execute the Term Sheet Effecting Documents as soon as reasonably practicable after the Closing and (B) the Existing LPA and the Existing GP LLCA as of immediately prior to the Closing shall be deemed to be automatically amended by the applicable terms of the Term Sheet such that the terms of the Term Sheet shall govern, and such deemed amendment shall remain in effect until such time as the Term Sheet Effecting Documents are executed, delivered and effective.

(d)	Failing Investor. If (i) (x) all conditions to Parent’s obligations under the Merger Agreement have been satisfied (or waived by Parent in accordance with this Agreement) and the Target is prepared to consummate the Closing in accordance with the Merger Agreement or if the Target otherwise causes Parent to consummate the Closing pursuant to Section 8.6 of the Merger Agreement, but (y) DB fails to fund (or cause its Affiliates to fund, as applicable) its Commitment when required under the Merger Agreement and the Commitment Letter or Crestview or any Individual Rolling Stockholder fails to contribute its Rollover Shares (as defined in the Voting, Support and Rollover Agreement) when required under the Merger Agreement and the Voting, Support and Rollover Agreement or (ii) any Investor or Individual Rolling Stockholder otherwise breaches any of its obligations under this Agreement, the Merger Agreement or its Funding Agreement solely if such breach caused, or would be reasonably likely (but for the Remaining Investor exercising its rights and remedies under this Section 6(d)) to cause, (A) the Closing to not occur as and when required by the Merger Agreement or (B) the Merger Agreement to be terminated by the Target pursuant to Section 7.1(b), 7.1(c), 7.1(d), 7.1(e), 7.1(g) or 7.1(h)

of the Merger Agreement (and as of the time of such termination, all of the conditions set forth in Section 6.3 of the Merger Agreement have been satisfied or waived, other than any conditions to Closing that by their nature are to be satisfied or waived at Closing (but provided that such conditions were at such time of termination capable of being satisfied if the Closing were to take place) (or be reasonably likely to be terminated for the foregoing reasons but for the Remaining Investor exercising its rights and remedies under this Section 6(d)) (any such failure in the foregoing clause (i) or breach in the foregoing clause (ii), a “Breach”, and each Investor or Individual Rolling Stockholder committing a Breach, a “Failing Investor”), then the other Investor (the “Remaining Investor”) (which, for purposes of this Section 6(d), means (x) Crestview if DB is a Failing Investor and (y) DB if Crestview or any Individual Rolling Stockholder is the Failing Investor) shall, in addition to any other remedies at law or in equity, have the right (but not the obligation) to terminate such Failing Investor’s participation in the transactions contemplated by the Merger Agreement (such terminated Failing Investor, a “Terminated Investor”)); provided, for the avoidance of doubt, that following any such termination, the Terminated Investor shall remain liable to the Remaining Investor pursuant to Section 6(f). For the avoidance of doubt, an Investor is not a “Failing Investor” if such Investor has confirmed in writing to the other Investor that it is ready, willing and able to consummate its Commitment at the Closing but has not actually consummated its Commitment on the date on which Closing is required to occur under the Merger Agreement solely because the other Investor is a Failing Investor that has not consummated such Failing Investor’s Commitment or has otherwise caused a Breach. For the avoidance of doubt, (i) (x) the failure of any condition set forth in Section 6.1 of the Merger Agreement attributable to Crestview or any of its Affiliates, including their portfolio investments, or any Individual Rolling Stockholder or (y) a breach by Crestview or any Individual Rolling Stockholder of the Voting, Support and Rollover Agreement or the provisions of the Merger Agreement applicable to Crestview (including Section 5.7 of the Merger Agreement) or any Individual Rolling Stockholder shall each constitute a Breach by Crestview for purposes of this Section 6(d), and (ii) (x) the failure of any condition set forth in Section 6.1 of the Merger Agreement attributable to DB or any of its Affiliates, including their portfolio investments, or (y) a breach by DB of the DBP Documentation or the provisions of the Merger Agreement applicable to DB (including Section 5.7 of the Merger Agreement) shall each constitute a Breach by DB for purposes of this Section 6(d).  Notwithstanding anything to the contrary herein, Crestview will be deemed to be a Failing Investor if any Individual Rolling Stockholder has committed a Breach.

(e)	Amendments to Definitive Transaction Documentation. Notwithstanding anything to the contrary in Section 6(b), without the prior written approval of each Investor, Parent shall not (and shall cause Merger Sub to not), and the Investors shall not permit or cause Parent or Merger Sub to, modify, amend or waive (a) any provisions of the Definitive Transaction Documents (other than the DBP Documentation, which may be modified, amended or waived by DB in its sole discretion without the consent of Crestview, solely to the extent such amendment, modification or waiver does not adversely affect Crestview and would not reasonably be expected to prevent or materially delay the Closing), or (b) any of the rights of Parent or obligations of any Investor under its Funding Agreement.

(f)	Parent Termination Fee; Indemnification.

(i)	In the event that all or any portion of any termination fee (including the Parent Termination Fee), any damages award or settlement payment, any expense reimbursement or other payment is required to be paid by Parent (including as a result of any obligation by Parent to pay such a fee or make such a payment under the Merger Agreement or any settlement or compromise of the obligations of Parent thereunder in accordance with this Agreement) to the Target or the applicable Affiliate or designee of the Target at or following the termination of the Merger Agreement or prior to the Closing (such fees and payments, collectively, the “Reverse Termination Payment”), then the Reverse Termination Payment shall be paid by the Investors in proportion to their respective Proportionate Share; provided, that if any such Reverse Termination Payment is payable as a result of one Investor (i) being a Failing Investor or a Terminated Investor, (ii) otherwise materially breaching any of its obligations under this Agreement or its Funding Agreement or (iii) causing (without the other Investor also causing) any material breach or inaccuracy in any representation or warranty of Parent or any failure by Parent to perform in all material respects any covenant or agreement of Parent under the Merger Agreement, then, in each case, the Reverse Termination Payment (along with any other Indemnifiable Losses (as defined below) and Reverse Termination Indemnifiable Losses payable in accordance with Section 6(f)(ii)) shall be paid 100% (whether directly or through Parent) by such Investor (to the Target or the applicable Affiliate or designee of the Target, in the case of the Reverse Termination Payment, or the other Investor or its designee, in the case of the Reverse Termination Indemnifiable Losses); provided that, notwithstanding the foregoing, in each of the foregoing clauses (i), (ii) or (iii), any Reverse Termination Payment or Reverse Termination Indemnifiable Losses payable by an Individual Rolling Stockholder shall be paid by Crestview.

(ii)	Subject to Section 11, each Failing Investor and Terminated Investor shall indemnify and hold harmless the other Investor and its respective Affiliates, and any direct or indirect equityholder, director, officer, employee, Affiliate, member, manager, general or limited partner, agent, attorney or other representative of the foregoing (each, an “Indemnified Party”) from and against any and all Indemnifiable Losses; provided that: (i) if the Closing does not occur, the Indemnifiable Losses may only include the following out-of-pocket Indemnifiable Losses, without duplication: (A) any Reverse Termination Payments (without duplication of any payments made pursuant to Section 6(f)(i)) or any payments made pursuant to the Guarantee, (B) any out-of-pocket fees, expenses or other costs incurred in connection with the evaluation, negotiation and pursuit of the transactions contemplated by the Merger Agreement and the other Definitive Transaction Documents, (C) any out-of-pocket financing costs or other out-of-pocket costs or expenses incurred in order to attempt to consummate the Closing notwithstanding such Investor being a Failing Investor or Terminated Investor, (D) any out-of-pocket costs or expenses incurred in connection with enforcing such Indemnified Party’s rights under this Agreement (including pursuant to Section 6(d) and Section 6(f)(i)) and (E) any out-of-pocket costs, expenses (including legal expenses) or other costs resulting from any Action arising as a result of Parent failing to fulfill its obligation to consummate the transactions contemplated by the Merger Agreement if the Failing Investor or Terminated Investor is the primary cause of such failure and (ii) if there is more than one Failing Investor or Terminated Investor, then the obligations of each Failing Investor or Terminated Investor, as applicable, under this Section 6(f)(ii) shall be based on their respective Proportionate Shares; provided that, notwithstanding the foregoing, Crestview shall pay any Indemnifiable Losses owed by any Individual Rolling Stockholder.

(g)	Representations, Warranties and Covenants.

(i)	Each Investor, severally and not jointly, hereby represents and warrants to the other Investor and Parent that: (a) such Investor, as applicable, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or formation, and has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement, in each case in accordance with the terms of this Agreement; (b) the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by all necessary action and do not conflict with, contravene, or result in any default, breach, violation or infringement (with or without notice or lapse of time or both) of: (i) any provision of such Investor’s organizational documents; or (ii) any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Investor or its assets; (c) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by such Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or other regulatory body is required in connection with the execution, delivery or performance of this Agreement, other than those consents, approvals, authorizations, permits, filings and notifications contemplated by the Merger Agreement; (d) this Agreement constitutes a legal, valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (e) such Investor has, and for so long as its Commitment remains outstanding under the terms of its Funding Agreement, will have, cash on hand, capital commitments, available lines of credit or other sources of readily available funds, readily available financial capacity, or in the case of Crestview, the Rollover Shares, sufficient to fulfill its Commitment.

(ii)	Each Investor specifically understands and agrees that neither Parent or any Investor has made, or will make, any representation or warranty with respect to the terms, value or any other aspect of the transactions contemplated hereby or pursuant to any Definitive Transaction Document, and each Investor explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, each Investor specifically acknowledges, represents and warrants, severally (and not jointly or jointly and severally) that it is not relying on Parent or any other Investor (i) for its due diligence concerning, or evaluation of, the Target or its assets or businesses, (ii) for its decision with respect to making any investment contemplated hereby or (iii) with respect to tax and other economic considerations involved in such investment. In making any determination contemplated by this Agreement, each Investor may make such determination in its sole and absolute discretion, taking into account only such Investor’s own views, self-interest, objectives and concerns. No Investor shall have any fiduciary or other duty to any other Investor or Parent except as expressly set forth in this Agreement.

(h)	Regulatory Matters.

(i)	Subject to Section 6(h)(iii), from and after the date hereof and until the Closing or earlier termination of the Merger Agreement, (i) each Investor shall, and shall cause its controlled Affiliates to, take such actions (and refrain from taking such actions) as are required to cause Parent to comply with its obligations pursuant to Section 5.7 of the Merger Agreement and (ii) each Investor shall, and shall cause its controlled Affiliates to provide any information, and join in or submit any applicable filings, required to obtain or make any consents, approvals, licenses, permits, orders or authorizations from or with any Governmental Entity in connection with the transactions contemplated by the Merger Agreement, the Funding Agreements and/or this Agreement, in each case as promptly as practicable after execution and delivery of the Merger Agreement, the Funding Agreements and/or this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6(h) shall require or obligate any Investor to agree or otherwise be required to take any action with respect to any of their respective Affiliates (including any investment funds or investment vehicles affiliated with, or managed or advised by, such Investor or its manager or advisor, respectively, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of such Investor or of any such investment fund or investment vehicle), or any interest therein, other than as required pursuant to Section 5.7 of the Merger Agreement.

(ii)	Each Investor shall, if not prohibited by law or regulation, be given the reasonable opportunity to review and comment on any documents, written communications and filings that include such Investor as a filing party before transmitting to any Governmental Entity, and each Investor shall consider in good faith any comments or suggestions proposed by the other Investor.

(iii)	Notwithstanding anything in this Agreement, the Merger Agreement, the Funding Agreements or any other Definitive Transaction Document to the contrary, (i) any of the Investors may designate any materials provided to a Governmental Entity that contain sensitive or confidential information in respect of such Investor or any of its Affiliates as “Investor only”, as applicable to such Investor, and such materials and the information contained therein shall not be disclosed to any of the other Parties without such Investor’s prior written consent (and such Investor may provide that any such sensitive or confidential information may only be provided on an outside counsel-only basis or directly to the applicable Governmental Entity requesting such information), (ii) no Investor on behalf of itself shall be required to commence an action with any Governmental Entity, and (iii) all appearances, submissions, presentations, briefs, and proposals made or submitted by or on behalf of any Investor before any Governmental Entity shall be controlled by the Investor making or submitting such appearance, submission, presentation, brief or proposal, as applicable.

(i)	Steps Plan. The Parties shall take such other actions, and Crestview shall cause each Individual Rolling Stockholder to take such other actions, as necessary to implement and give effect to the steps plan set forth on Exhibit C hereto at or concurrently with the Closing.

(j)	Tax Treatment. The Parties intend that, for U.S. federal and applicable state and local income Tax purposes, (i) the transfer of Rollover Shares by the Individual Rolling Stockholders to Crestview in exchange for Crestview Shares shall be treated as a transaction governed by Section 721(a) of the Code, (ii) the transfer of Rollover Shares by the Rolling Stockholders to Merger Sub in exchange for the HoldCo Shares shall be treated as a transaction governed by Section 1001 of the Code and (iii) the transfer of the HoldCo Shares to Parent by the Rolling Stockholders in exchange for Parent Units, together with the contribution of cash or other property to Parent by the other members of Parent, shall be treated as a transaction described under Section 721(a) of the Code (clauses (i) through (iii) together, the “Intended Tax Treatment”). The Parties shall report such transfers for U.S. federal and applicable state and local income Tax purposes in accordance with the Intended Tax Treatment, and no party shall take any position inconsistent therewith unless required to do so pursuant to a determination under Section 1313(a) of the Code.

7.	COST SHARING AND PAYMENT OF FEES

(a)	The Investors hereby agree that:

(i)	If the Transactions are aborted and not consummated, then (1) each Investor shall bear, pay, reimburse and be responsible for its own fees and expenses incurred in connection with evaluating, pursuing, negotiating, undertaking and consummating the Transactions (the “Investor Expenses”), and (2) each Investor shall bear, pay, reimburse and be responsible for its Proportionate Share of all Approved Third Party Costs that are incurred or committed at any time up to the Transactions being so aborted, as applicable; and

(ii)	If the Transactions are consummated, then (1) Parent and/or its subsidiaries shall pay (or cause to be paid) and be responsible for any Approved Third Party Costs and Investor Expenses, and shall reimburse any Investor (excluding any Terminated Investors whose participation has been terminated pursuant to Section 6(d)) for any prior payment by such Investor in respect thereof or (2) if Parent and/or its subsidiaries do not have access to sufficient funds to effect such payments upon consummation of the Transactions, each Investor shall (A) pay its Investor Expenses and its pro rata share (based on its ownership percentage of the equity interests of Parent) of all Approved Third Party Costs that are incurred or committed at any time up to the consummation of the Transactions, (B) be deemed to have made a capital contribution to Parent equal to the amount of any such payments made pursuant to clause (A) (or in connection with any Shortfall Amount, as set forth below) (the “Deemed Contribution”) and (C) be issued equity interests in Parent in exchange for such Deemed Contribution; provided, that in the case of this clause (2), if an Investor does not pay its Investor Expenses and/or its pro rata share (based on its ownership percentage of the equity interests of Parent) of all such Approved Third Party Costs (the amounts related to such failure to pay, the “Shortfall Amount”), the other Investor shall be entitled to pay any such Shortfall Amount and thereafter be (x) entitled to a Deemed Contribution and (y) issued equity interests in Parent in exchange for such Deemed Contribution at a price per unit paid by Investors upon the Closing, thereby diluting the equity ownership of the Investor failing to fund any such Shortfall Amount. The expectation is that the payment of such Approved Third Party Costs will, as much as possible, be deferred until the Transactions are consummated or abandoned;

provided, that the payment or reimbursement by Parent and/or its subsidiaries or Investors of any Approved Thirty Party Costs or Investor Expenses in accordance with Section 7(a) shall be subject to the Transaction Budget (subject to a 10% permitted variance of the aggregate amount of such Transaction Budget (the “Permitted Variance”)); provided, further, that the incurrence of or payment or reimbursement by Parent and/or its subsidiaries of any Approved Third Party Costs or Investor Expenses in excess of the Permitted Variance shall require approval of the Investors.

(b)	In the event the Transactions are not consummated, the Closing does not occur and Parent (or any of its Affiliates) receives any damages award, settlement payment, reimbursement of expenses, indemnification for damages, break fees, termination fees, work fees or similar payments from the Target (or any of its Affiliates) in connection with the Transactions (collectively, the “Target Payments”), such Target Payments will (i) first be used to satisfy and pay any Approved Third Party Costs; and (ii) second, any balance remaining will be aggregated and paid to the Investors (excluding any Failing Investor or Terminated Investor) based on their respective Proportionate Shares, unless otherwise mutually agreed by the Investors.

8.	NO THIRD PARTY BENEFICIARIES

The Parties agree that this Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and nothing express or implied in this Agreement is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Parties to enforce, the obligations set forth herein; provided, that the Non-Recourse Parties shall be express third party beneficiaries of Section 12.

9.	CONFIDENTIALITY; PUBLICITY

(a)	Each Party acknowledges that it has had or may have access to certain Confidential Information. Each Party agrees that it shall, and shall cause its directors, officers, employees and Affiliates to, and use reasonable best efforts to cause its other Representatives to, maintain the confidentiality of the Confidential Information and refrain from disclosing any Confidential Information to any third person or entity, except (i) as required by law, regulation or legal or regulatory process or in the context of a regulatory audit, including, for the avoidance of doubt, requests or requirements from a bank examiner, regulatory authority or self-regulatory authority in the ordinary course of broad based examination or inspection not specific to the transactions contemplated by this Agreement, (ii) to its directors, officers, employees, Affiliates or other Representatives who need to know such Confidential Information in connection with advising such Party with respect to the Joint Bid or the Transactions, (iii) to its financing sources, limited partners or existing or prospective investors in accordance with its customary practices, (iv) as authorized in writing by the other Party that has authority to provide such authorization or (v) in any proceeding arising from a dispute between the Parties alleging a breach of the terms of this Agreement. In the event that a Party receives a request to disclose all or any part of the Confidential Information from a court or governmental or regulatory authority or agency or is obligated to disclose any portion of the Confidential Information as described in clause (i) of the immediately preceding sentence (other than pursuant to a broad based examination or inspection not specific to the transactions contemplated by this Agreement), it shall, to the extent permitted by law, (x) notify as promptly as possible the other Party of the existence, terms and circumstances surrounding such obligation; (y) consult with the other Party on the advisability of taking legally available steps to resist or defend against such obligation or to protect the confidentiality of such Confidential Information following such disclosure; and (z) if disclosure of such Confidential

Information shall be required, furnish only that portion of the Confidential Information that such Party is requested or legally compelled to disclose.

(b)	During the term of this Agreement, no Party nor any its Affiliates shall issue any press release or otherwise make any public statement with respect to an actual or potential Joint Bid or the Transactions involving any other Party or the Target without the prior consent of each of the other Party unless such press release or public statement is required by law, regulation or legal or regulatory process (or stock exchange rule). In the event that a Party (or any of its Affiliates) becomes obligated to issue a press release or otherwise make a public statement as described in the immediately preceding sentence, it shall, to the extent permitted by law, (i) notify as promptly as possible each of the other Party of the existence, terms and circumstances surrounding such obligation; (ii) consult with the other Party on the content of such press release or other public statement; and (iii) include the name of any other Party in such press release or other public statement only if legally compelled to do so. Notwithstanding the foregoing, each Party and its Affiliates may make any beneficial ownership filings or other filings with the U.S. Securities and Exchange Commission, or amendments thereto, in respect of the Target that such Party reasonably believes is required under applicable Law without the prior written consent of the other Party, including the filing of any amendments to any Schedule 13D filed by either Party or its Affiliates with the U.S. Securities and Exchange Commission in respect of the Target; provided, that each such Party shall coordinate with the other Party in good faith regarding the content and timing of such filings or amendments in connection with the Joint Bid or the Transactions.

10.	COMMUNICATION

All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given when delivered personally, emailed or sent by overnight courier to the Party at the address specified on Annex I hereto. Any written correspondence or formal notices received by Parent under, in connection with, or related to this Agreement, the Merger Agreement or any other Definitive Transaction Document, or otherwise in respect of the Transactions, shall be promptly provided to each Investor at the address specified on Annex I hereto.

11.	REMEDIES; SPECIFIC PERFORMANCE

Notwithstanding anything to the contrary, in no event will any Investor be liable under this Agreement in an aggregate amount that exceeds the amount of the applicable Commitment, regardless of the form of action (including breach of warranty, breach of contract, tort, negligence, strict liability or statutory) or type of damages.  If any Investor for any reason pays damages to Parent or the other Investor in an amount greater than the amount of the applicable Commitment, to the extent that Parent or such Investor receives any such amount, Parent and such Investor shall promptly return to such paying Investor the amount received from such paying Investor in excess of its Commitment. Without limitation of the foregoing, each Investor agrees that irreparable damage would occur and the Parties would not have an adequate remedy at law if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, each Investor agrees that the other Investor will be entitled to injunctive relief from time to time to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case (i) without the requirement of posting any bond or other indemnity and (ii) in addition to any other remedy to which it may be entitled, at law or in equity.  Furthermore, each Investor agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement, and to specifically enforce the terms of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Investor under this Agreement.

12.	NON-RECOURSE

Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by their acceptance of the benefits of the Agreement, the parties hereto covenant, agree and acknowledge that no Person other than the parties hereto (and their successors and permitted assigns) has any rights, remedies, benefits, liabilities, obligations or commitments (whether known or unknown or whether contingent or otherwise) hereunder, and no personal liability shall attach to the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of the parties hereto or any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate, member, manager, general or limited partner, financing sources or Representatives of any of the foregoing or their successors or assigns other than the parties hereto (each a “Non-Recourse Party”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of a party hereto against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, other than (i) such party’s rights and claims under this Agreement against the parties hereto and their respective actual assignees and (ii) any Person’s rights and claims under any other agreement entered into in connection with the Joint Bid or the Transactions against the other parties thereto; and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action, cause of action, claim, demand or other similar action or proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

13.	ASSIGNMENT

No Party may assign any of its rights or obligations under this Agreement without the consent of the other Party, except that each Party may assign its rights and obligations hereunder to its Affiliates (provided that no assignment to any such Affiliate shall relieve any Party of its obligations hereunder).

14.	AMENDMENTS; WAIVERS

Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.	SEVERABILITY

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

16.	GOVERNING LAW

This Agreement will inure to the benefit of each Party, and be binding upon each Party, in each case including its and their respective heirs, executors, administrators and successors.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties hereto irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 16 in the manner provided for notices in Section 10.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

17.	WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 17.  EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY AND (d) IT HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts (including by .pdf, DocuSign or other electronic means of transmission), each such counterpart being deemed an original instrument and all such counterparts together constituting one and the same agreement.

19.	ENTIRE AGREEMENT

This Agreement (and all exhibits, annexes and schedules hereto and thereto) (a) amends and restates the Existing Agreement in its entirety (which shall be of no further force or effect) and (b) collectively constitutes and contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, correspondence, understandings, agreements and contracts, whether written or oral, among the Parties respecting the subject matter hereof and thereof.

20.	NO PARTNERSHIP

Nothing in this Agreement is intended to, and this Agreement shall not, create a partnership between the Parties. Accordingly, (a) the rights, obligations and duties of each Party in relation to the other Party with respect to the subject matter of this Agreement shall be only those contractual rights, obligations and duties that are created by the express terms of this Agreement and shall not include any fiduciary or other implied rights, obligations or duties of any kind, (b) no Party shall be authorized to act on behalf of the other Party except as otherwise expressly provided by the terms of this Agreement and (c) no Party shall be obligated to any third party for the obligations or liabilities of the other Party.

21.	GUARANTY

DBP III hereby absolutely, unconditionally and irrevocably guarantees to Crestview, as a primary obligor and not merely as a surety, the due and punctual satisfaction of the payment obligations of DB under Section 7(a)(i)(2) and Section 7(a)(ii)(2)(A) of this Agreement; provided, that in no event shall DBP III’s aggregate liability under this Agreement exceed DB’s Proportional Share of the Approved Third Party Costs set forth under line item “Total Costs (inc. Success-Based and Permitted Variance)” set forth in the Transaction Budget; provided, further, that the obligations of DBP III under this Agreement shall be subject to, and limited by, the provisions of this Agreement.  DBP III shall be fully released and discharged from all obligations hereunder to the extent that the guaranteed obligations of DBP III are fully satisfied by DB or any other person.  Crestview hereby agrees that DBP III shall have all defenses to the payment of its obligations under this Agreement that would be available to DB under this Agreement with respect to the guaranteed obligations (other than defenses arising from the bankruptcy, insolvency or similar proceeding with respect to DB), as well as any defenses in respect of any fraud or willful breach.

[Reminder of page intentionally left blank; signature page follows]

IN WITNESS HEREOF, the Parties have duly executed this Agreement (or caused this Agreement to be executed on its behalf by its duly authorized officer or Representative) as of the date first above written.

DIGITALBRIDGE INVESTMENTS, LLC

By:	/s/ Liam Stewart
Name:	Liam Stewart
Title:	Authorized Signatory

DB BANDIT HOLDINGS, LP
By: DB Bandit Holdings GP, LLC, its general partner

By:	/s/ Jonathan Friesel
Name:	Jonathan Friesel
Title:	Vice-President

Solely for purposes of Section 21:

DIGITALBRIDGE PARTNERS III, LP
By: DigitalBridge Partners III GP, LLC

By:	/s/ Liam Stewart
Name:	Liam Stewart
Title:	Chief Operating Officer

[Signature Page to the A&R Joint Bidding and Cost Sharing Agreement]

IN WITNESS HEREOF, the Parties have duly executed this Agreement (or caused this Agreement to be executed on its behalf by its duly authorized officer or Representative) as of the date first above written.

CRESTVIEW PARTNERS III GP, L.P.
By: Crestview, L.L.C., its general partner

By:	/s/ Evelyn C. Pellicone
Name:	Evelyn C. Pellicone
Title:	Chief Financial Officer

CRESTVIEW W1 HOLDINGS, L.P.
By: CrestviewW1 GP, LLC, its general partner

By:	/s/ Evelyn C. Pellicone
Name:	Evelyn C. Pellicone
Title:	Chief Financial Officer

CRESTVIEW W1 TE HOLDINGS, LLC

By:	/s/ Evelyn C. Pellicone
Name:	Evelyn C. Pellicone
Title:	Chief Financial Officer

CRESTVIEW W1 CO-INVESTORS, LLC

By:	/s/ Evelyn C. Pellicone
Name:	Evelyn C. Pellicone
Title:	Chief Financial Officer

CRESTVIEW ADVISORS, L.L.C

By:	/s/ Evelyn C. Pellicone
Name:	Evelyn C. Pellicone
Title:	Chief Financial Officer

[Signature Page to the A&R Joint Bidding and Cost Sharing Agreement]

IN WITNESS HEREOF, the Parties have duly executed this Agreement (or caused this Agreement to be executed on its behalf by its duly authorized officer or Representative) as of the date first above written.

BANDIT PARENT, LP
By: Bandit Parent GP, LLC, its general partner

By:	/s/ Jonathan Friesel
Name:	Jonathan Friesel
Title:	Vice President

[Signature Page to the A&R Joint Bidding and Cost Sharing Agreement]

EXHIBIT A

Approved Third Parties

•	LionTree Advisors LLC, financial advisor to the Consortium

•	Third party to be selected by Investors to act as capital structure advisor to the Consortium

•	Simpson Thacher & Bartlett LLP (“STB”), counsel to DigitalBridge and, with respect to the negotiation of the Merger Agreement and performance of due diligence, counsel to the Consortium (provided, that (i) STB fees, costs and expenses in its capacity as counsel to DigitalBridge shall be DigitalBridge’s Investor Expenses and (ii) STB fees, costs and expenses in its capacity as counsel to the Consortium shall be Approved Third Party Costs)

•	Morgan Lewis & Bockius LLP (“MLB”), counsel to DigitalBridge and, with respect to the negotiation of the Merger Agreement and performance of due diligence, counsel to the Consortium (provided, that (i) MLB fees, costs and expenses in its capacity as counsel to DigitalBridge shall be DigitalBridge’s Investor Expenses and (ii) MLB fees, costs and expenses in its capacity as counsel to the Consortium shall be Approved Third Party Costs)

•	Lockton, insurance advisor and representations and warranties insurance broker to the Consortium

•	PricewaterhouseCoopers, tax and financial diligence advisor to the Consortium

•	McKinsey & Company, commercial diligence advisor to the Consortium

•	Broadband Success Partners LLC, technical diligence advisor to the Consortium

•	Davis Polk & Wardwell LLP (“DPW”), counsel to Crestview (provided, that DPW fees, costs and expenses in its capacity as counsel to Crestview shall be Crestview’s Investor Expenses)

Exhibit A to the Amended and Restated Joint Bidding and Cost Sharing Agreement

ANNEX I

Notice Information

If to DB, Parent or DBP III:

c/o DigitalBridge Investments, LLC
750 Park of Commerce Drive, Suite 210
Boca Raton, Florida 33487
Attention:	Legal Department
Email:	LegalNoticesIM@digitalbridge.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Gabriel Silva
Chris May
Ana Sanchez
Email:	gabriel.silva@stblaw.com
cmay@stblaw.com
ana.sanchez@stblaw.com

If to Crestview or CP III:

Crestview Advisors, L.L.C.
590 Madison Avenue, 42nd Floor
New York, New York 10022
Attention:	Poojitha Mantha
Email:	pmantha@crestview.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Michael Davis
Email:	michael.davis@davispolk.com

Annex I to the Amended and Restated Joint Bidding and Cost Sharing Agreement

SCHEDULE I

Party	Proportionate Share
DB	50%
Crestview	50%
Total:	100%

Schedule I to the Amended and Restated Joint Bidding and Cost Sharing Agreement